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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
WINLAND ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 13, 2001

[LOGO: WINLAND ELECTRONICS, INC.]

December 13, 2001

Dear Fellow Shareholder:

We are writing to you today to clarify some of the statements included in our last letter dated December 7, and to repeat once again our message:

    DO NOT ENDANGER THE STABILITY OF WINLAND—VOTE FOR WINLAND'S INCUMBENT DIRECTORS AND AGAINST DYNA TECHNOLOGY'S PROPOSAL. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY.

If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.

Why we used the phrase "self-serving attacks and destructive strategies" to describe Dyna Technology's actions.

In our last letter, we told you that the resignation of two of our directors—Dave Ewert and Jim Legus—in October of this year is "due in large part, we believe, to Dyna Technology's self-serving attacks and destructive strategies."

We already told you in our proxy statement and one of our previous letters that Ralph Call indicated his willingness to sell Dyna Technology's Winland shares for an aggregate purchase price of $1 million, well above current market prices. We believe that this attempt to negotiate a payoff for Dyna Technology with the implicit threat of another proxy contest deserves to be characterized as "self-serving." Moreover, we believe that this behavior demonstrates Mr. Call's lack of commitment to the Company and its shareholders.

We also think that it is justified to qualify his strategies as "destructive." Once again we point to the fact that the Special Meeting in August and the preceding proxy contest, as well as the current proxy fight, forced Winland to spend valuable resources—money and time—which should have been devoted to generating sales and reducing debt. These proxy contests are therefore destructive to Winland's business. In addition, by involving Winland in two proxy contests within only six months, Ralph Call has made it more difficult for the Company to attract and retain talented, independent directors. As stated above, we believe that the resignation of Winland directors Dave Ewert and Jim Legus in October were due in large part to Dyna Technology's attacks on the Company.

Why Paul Holzhueter did not accept the offer to join our board.

The "Shareholders Protective Committee" was represented by two of its members at Winland's Special Meeting in August—Stephen Fraley and Paul Holzhueter. Both of them were involved in the subsequent discussions with our board. However, we offered a board seat (and a seat on the nominating committee of the board) only to Mr. Holzhueter and not to Mr. Fraley because the latter was at that time an employee of one of Dyna Technology's subsidiaries and we had doubts regarding his ability to make decisions independent from Ralph Call.

We have no information about the internal discussions of the Committee that followed our proposal to Mr. Holzhueter. We do know, however, that neither Mr. Holzhueter nor Mr. Fraley is currently a member of the Committee. And we know that Mr. Holzhueter and his legal counsel asked us to contact our insurance agent to change our liability insurance for directors and officers, because Mr. Holzhueter's counsel had advised him that our existing policy did not provide sufficient coverage against claims brought by shareholders owning more than 10% of Winland common stock. Since Dyna Technology is the only shareholder of Winland that holds more than 10% of Winland common stock, we believe that Mr. Holzhueter was concerned about the risk of personal liability for a claim that

Dyna Technology might bring against Winland's board in the future. We could not provide Mr. Holzhueter with insurance coverage acceptable to him and his legal counsel, so he declined our offer to join the board and its committee.

Why we mentioned that Ralph Call still has not provided any information on the business performance of Dyna Technology.

We are aware that Dyna Technology is a privately held company, owned by Ralph Call and his wife Nola. Therefore, Dyna Technology is not subject to the Securities and Exchange Commission reporting obligations applicable to Winland as a so-called "public company."

When we said in our last letter to you "[w]e also note that Mr. Call still has not provided you with any information on the performance of Dyna Technology, Inc. [...]", we did not intend to imply that he had violated any legal obligation by not giving you this information. We simply intended to point out that he has not made such information available, and that it is therefore impossible for you to adequately evaluate Ralph Call's business capabilities and success and compare them to the achievements of our management. We believe that such an evaluation would be worthwhile and that it would therefore be helpful if he provided information on Dyna Technology's performance to all of us.

Finally, we ask you once again to give Winland's board of directors and its management a chance to show that the changes we initiated will result in an improvement of the Company's performance and, thus, in an increase of shareholder value. We cannot achieve these goals without stability and continuity for Winland. We therefore urge you one last time: Please support your Board of Directors. Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope today. (Again, please just discard any blue proxy card that you may receive. If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.)

Sincerely,
/s/ S. Robert Dessalet	/s/ Lorin Krueger
S. Robert Dessalet	Lorin Krueger
Chairman of the Board of Directors	President and CEO

YOUR VOTE IS IMPORTANT

Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign, date and return the enclosed WHITE proxy card TODAY to ensure that your vote is represented at the Meeting.

If you have any questions or need assistance in voting your shares, please call Linda A. Annis or Jennifer A. Thompson
at 507-625-7231 (Monday through Friday from 8 a.m. to 5 p.m. CST).

Cautionary Statements
Certain statements contained in this letter and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. The statements included in this letter with respect to the improvement of the Company's performance and the increase of shareholder value are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) the new products of our clients will not achieve the projected market acceptance; (ii) unanticipated problems in design, manufacture or performance of the products will arise; (iii) costs of production will exceed current estimates; and (iv) the Company's general performance does not improve and shareholder value not increase due to the general economic situation. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

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MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 13, 2001
YOUR VOTE IS IMPORTANT